AUTODESK, INC. (ADSK)
FISCAL SECOND QUARTER 2010 EARNINGS ANNOUNCEMENT
August 13, 2009
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks in combination with its press release to its investor website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 13, 2009 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor ..  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

2Q Fiscal 2010 Overview
We are pleased that we delivered revenue results as anticipated and encouraged that the sequential decline in revenue is smaller than our previous two quarters.  We also made strong progress reducing expenses leading to improved sequential profitability.

•	Revenue was $415 million, a decrease of 3 percent sequentially and 33 percent compared to the second quarter of fiscal 2009.
•	Operating expenses were lower than anticipated as the company continued to reduce expenses and improve efficiency.
•
GAAP diluted earnings per share were $0.05, compared to GAAP diluted earnings per share of $0.39 in the second quarter last fiscal year and a GAAP diluted loss per share of $0.14 in the first quarter of fiscal 2010.

•	Non-GAAP diluted earnings per share were $0.24, compared to $0.56 in the second quarter of fiscal 2009 and $0.18 in the first quarter of fiscal 2010.

Global economic conditions in Autodesk’s core markets were largely a continuation of what we experienced in the first quarter of fiscal 2010.  However, as we exited the second quarter our business was less volatile relative to what we experienced in late fiscal 2009 and earlier this fiscal year. While still challenging, Autodesk global demand is showing signs of stabilizing.

Despite the challenging conditions, there were several encouraging data points in our results including the continued success we are achieving in our government business, which grew both sequentially and year-over-year.  We remain optimistic about our ability to further penetrate this market as we believe that only a small portion of worldwide stimulus dollars allocated for infrastructure projects have been spent to date.  As we move forward in this area, we are working with our government partners to raise the profile of Autodesk as a mission critical provider.

Sales of our model-based 3D design solutions posted small sequential growth in the second quarter led by sales of our Inventor, Moldflow, and Revit products.  We believe that customers will continue to migrate to our model-based 3D design solutions as they look to design innovation as a means to create competitive advantage through product differentiation.

Over the prior two quarters, revenue from emerging economies was impacted more significantly than revenue from developed countries.  In a positive development, revenue from emerging economies increased 6 percent sequentially, led by low double-digit sequential growth in the emerging economies of Asia Pacific.  Going forward, we believe revenue from emerging economies will continue to be more volatile than revenue from developed economies.

Turning to expenses, we made good progress on our expense reduction plan.  GAAP operating expenses declined 18 percent, or $79 million, compared to the second quarter last year and 8 percent sequentially.  Non-GAAP operating expenses declined by approximately $87 million or 22 percent, compared to the second quarter last year and 6 percent sequentially.

Because of the expense reductions we have already realized in the first half of fiscal 2010, we now believe we will surpass our initial plan of reducing our pre-tax spend by $250 million in fiscal 2010 as compared to fiscal 2009.  Based on what Autodesk expects to spend in the fiscal third quarter, we now anticipate we will be able to deliver nearly $300 million in pre-tax cost savings in fiscal 2010, as compared to fiscal 2009.

Autodesk is a global business with approximately 69% of our business generated outside the U.S.  Overall, the current global business environment and our business visibility remain challenging while stabilizing somewhat.  Recent reports on broader economic indicators have been mixed.  It remains unclear whether a sustainable global recovery is underway, however, we are beginning to see some positive indicators in our business.

With a deep and diversified product portfolio, we are confident that we are well positioned to participate in the global economy’s eventual recovery.  With over $1 billion in cash and investments and no debt, Autodesk’s financial condition remains solid.

Revenue Analysis

(in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Total net revenue	$620	$607	$490	$426	$415
License and other revenue	$440	$421	$310	$244	$231
Maintenance revenue	$180	$186	$180	$182	$184

Total net revenue for the second quarter was $415 million, a decrease of 33 percent compared to the second quarter last year and 29 percent at constant currency.  Total net revenue decreased 3 percent sequentially.

License and other revenue was $231 million, a decrease of 48 percent compared to the second quarter last year due primarily to a 46 percent year-over-year decline in new seat license revenue.  License and other revenue declined 5 percent sequentially.

Maintenance revenue was $184 million, an increase of 3 percent compared to the second quarter of last year and 1 percent sequentially.  Maintenance billings declined 11 percent year-over-year and 2 percent sequentially.  The year-over-year decline in billings is less than we experienced in the first quarter of fiscal 2010.  Maintenance billings continue to decline due to a decrease in renewal rates as well as fewer new seats sold.  Renewal rates have been impacted as customers have reduced their work force resulting in fewer seats to renew.

Without a meaningful near-term increase in maintenance billings, the year-over-year decline in maintenance billings will create downward pressure on maintenance revenue over the next four quarters as most maintenance agreements are 12 month contracts, which are recognized ratably over four quarters.

Revenue by Geography

Revenue by Geography (in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Americas	$203	$216	$172	$163	$159
EMEA	$267	$258	$219	$167	$157
Asia Pacific	$150	$133	$99	$96	$99
Emerging Economies	$114	$114	$80	$59	$63
Emerging as a percentage of Total Revenue	18%	19%	16%	14%	15%

Revenue in the Americas declined 21 percent compared to the second quarter last year and 2 percent sequentially.  Revenue in the U.S. posted a small sequential decline while both Canada and Brazil grew sequentially.

EMEA revenue decreased 41 percent year-over-year as reported and 32 percent at constant currency.  EMEA revenue declined 6% sequentially.

Compared to the second quarter of last year, revenue from Asia Pacific decreased 34 percent as reported and 35 percent at constant currency.  Revenue from Asia Pacific increased 3 percent sequentially.  Sequential growth was seen in both developed and emerging economies with strong sequential growth posted in South Korea, Australia, and China.

Similar to last quarter, the greatest geographic year-over-year revenue decline was in emerging economies, which declined 45 percent compared to the second quarter of last year.  However, we are encouraged that revenue fr om emerging economies increased 6 percent sequentially with the strongest sequential growth coming from our Asia Pacific region.

Revenue by Product Type

3D Products as a % of Total Revenue	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Model-based 3D Design Solutions
Revenue %	26%	27%	29%	29%	30%

Revenue from our model-based 3D design solutions decreased 25 percent compared to second quarter last year, to $124 million.  Revenue from model-based 3D design solutions increased 2 percent sequentially driven by growth of Inventor, Moldflow, and Revit products.

Our 2D and 2D horizontal products continue to be impacted more severely in this recession relative to our model-based 3D design solutions.  Combined revenue from 2D horizontal and 2D vertical products decreased 38 percent compared to the second quarter of fiscal 2009 and 6 percent sequentially, to $194 million.

Revenue by Business Segment

Revenue by Segment (in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Platform Solutions and Emerging Business	$237	$239	$172	$156	$145
Architecture, Engineering and Construction	$176	$164	$146	$128	$125
Manufacturing	$131	$124	$115	$94	$98
Media and Entertainment	$69	$73	$53	$48	$47
Other	$6	$7	$4	$-	$-

Revenue from Platform Solutions decreased 39 percent compared to the second quarter last year and 7 percent sequentially to $145 million due to declines in sales of AutoCAD and AutoCAD LT products.  Combined revenue from these products declined 39 percent as compared to the second quarter last year and 7 percent sequentially.

Revenue from our AEC segment decreased 29 percent compared to the second quarter last year and 3 percent sequentially to $125 million.  Revenue from our Revit family of products decreased 30 percent compared to the second quarter last year and increased 2 percent sequentially.

Revenue from our Manufacturing segment decreased 25 percent compared to the second quarter last year and increased 4 percent sequentially to $98 million.  Revenue from our Inventor family of products decreased 30 percent compared to the second quarter last year and increased 7 percent sequentially.

Revenue from our Media and Entertainment segment was $47 million, a decrease of 32 percent compared to the second quarter last year and 2 percent sequentially.  Revenue from animation products including 3dsMax and Maya decreased 20 percent compared to the second quarter last year and increased 9 percent sequentially.  Revenue from Advanced Systems declined 47 percent compared to the second quarter last year and 17 percent sequentially.

Margins and EPS Review

Gross Margin	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Gross Margin - GAAP	90%	91%	90%	88%	88%
Gross Margin - Non-GAAP	91%	93%	92%	90%	90%

Operating Expenses (in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Operating Expenses - GAAP	$441	$415	$575	$393	$362
Operating Expenses - Non-GAAP	$396	$385	$372	$327	$308

Earnings Per Share	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Diluted Net Income (Loss) Per Share - GAAP	$0.39	$0.45	$(0.47)	$(0.14)	$0.05
Diluted Net Income Per Share - Non-GAAP	$0.56	$0.56	$0.31	$0.18	$0.24

GAAP gross margins in the second quarter were 88%.  Non-GAAP gross margins in the second quarter were 90 percent.  Historically, gross margins have trended higher in our fiscal second quarter compared to our fiscal first quarter.  Our second quarter gross margins were flat sequentially and were impacted by a combination of fixed costs that did not decrease with lower revenue, as well as non-recurring items.

GAAP operating margin was 1 percent.  Our non-GAAP operating margin in the second quarter decreased compared to the second quarter last year primarily due to the year-over-year drop in revenue.  Non-GAAP operating margins rose 3 percentage points on a sequential basis to 16 percent, driven by reduced operating expenses.

The effective tax rate for our second quarter was 22 percent for our GAAP results and 25 percent for our non-GAAP results.

Earnings per diluted share for the second quarter were $0.05 GAAP and $0.24 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar
Translation Relative to Foreign Currencies
Compared to Comparable Prior Year Period
(in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
FX Impact on Total Net Revenue	$42	$18	$(19)	$(31)	$(24)
FX Impact on Operating Expenses	$(11)	$(3)	$17	$22	$14
FX Impact on Operating Income (Loss)	$31	$15	$(2)	$(9)	$(10)

Compared to the second quarter of last year, the impact of foreign currency exchange rates in the second quarter was $24 million unfavorable on revenue and $14 million favorable on expenses.

Compared to the first quarter, the foreign currency impact was $9 million favorable on revenue and $7 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010
Total Cash and Marketable Securities	$970	$941	$989	$966	$1,029
Days Sales Outstanding	48	44	59	49	49
Capital Expenditures	$26	$19	$19	$14	$11
Cash Flow from Operating Activities	$215	$107	$86	$27	$47
Depreciation and Amortization	$22	$25	$27	$27	$28
Deferred Revenue	$563	$499	$552	$534	$502

Total cash and investments at the end of the second quarter were over $1 billion.

Cash flow from operating activities during the second quarter was $47 million.  Cash flow from operating activities was significantly lower than the second quarter last year, but did improve sequentially primarily due to increased profitability.

Shippable backlog at the end of the second quarter decreased by $7 million sequentially to $16 million.

Deferred revenue decreased 11 percent compared to the second quarter last year and 6 percent sequentially to $502 million.  The decrease is primarily due to the reduction in maintenance billings.

Total backlog at the end of the second quarter, including deferred revenue and shippable backlog orders was $518 million, a decrease of $73 million compared to the second quarter last year.

Channel inventory at the end of the second quarter declined sequentially in weeks and in absolute dollars.  At the end of the second quarter channel inventory was approximately three weeks.

DSO was 49 days in the second quarter, flat sequentially and slightly higher year-over-year.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

3Q FY10 Guidance Metrics	Q3 FY10 (ending October 31)
Revenue (in millions)	$ 400 to $420
EPS - GAAP	$ 0.04 to $0.09
EPS - Non-GAAP	$ 0.18 to $0.23

For the third quarter, we expect revenue to be in the range of $400 million to $420 million.  GAAP earnings per diluted share are expected to be in the range of $0.04 and $0.09.  Non-GAAP earnings per diluted share are expected to be in the range of $0.18 and $0.23, excluding $0.07 related to stock-based compensation expense, $0.05 for amortization of acquisition related intangibles, and $0.02 for restructuring related charges.

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market and economic trends, cost savings, timing of certain charges, revenue performance (including by geography and product), market position and other statements regarding our expected strategies, performance and results.  Other factors that could cause actual results to differ materially include the following:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, failure to achieve planned cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to achieve continued migration from 2D products to 3D products, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance,  failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, and any unanticipated impact of accounting for acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s reports on Form 10-K for the year ended January 31, 2009 and Form 10-Q for the quarter ended April 30, 2009, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2009 Autodesk, Inc. All rights reserved.

# # #

Fiscal Year 2010	QTR1	QTR2	QTR3	QTR4	YTD 2010
Financial Statistics ($ in millions, except per share data):

Total net revenue	$426	$415			$841
License and other revenue	$244	$231			$475
Maintenance revenue	$182	$184			$366

GAAP Gross Margin	88%	88%			88%
Non-GAAP Gross Margin (1)(2)	90%	90%			90%

GAAP Operating Expenses	$393	$362			$755
GAAP Operating Margin	-5%	1%			-2%
GAAP Net Income (Loss)	$(32)	$10			$(22)
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05			$(0.09)

Non-GAAP Operating Expenses (1)(3)	$327	$308			$635
Non-GAAP Operating Margin (1)(4)	13%	16%			14%
Non-GAAP Net Income (1)(5)	$42	$57			$99
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24			$0.42

Total Cash and Marketable Securities	$966	$1,029			$1,029
Days Sales Outstanding	49	49			49
Capital Expenditures	$14	$11			$24
Cash from Operations	$27	$47			$74
GAAP Depreciation and Amortization	$27	$28			$55

Deferred Maintenance Revenue Balance	$458	$444			$444

Revenue by Geography (in millions):
Americas	$163	$159			$323
Europe	$167	$157			$324
Asia/Pacific	$96	$99			$194

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$156	$145			$301
Architecture, Engineering and Construction	$128	$125			$253
Manufacturing	$94	$98			$192
Media and Entertainment	$48	$47			$95
Other	$-	$-			$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	33%	32%			32%
% of Total Rev from 3D design products	29%	30%			29%
% of Total Rev from Emerging Economies	14%	15%			15%
Upgrade Revenue (in millions)	$43	$26			$70

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$(31)	$(24)			$(55)
FX Impact on Total Operating Expenses	$22	$14			$35
FX Impact on Total Net Income (Loss)	$(9)	$(10)			$(20)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$146	$136			$282
Architecture, Engineering and Construction	$116	$113			$229
Manufacturing	$86	$89			$175
Media and Entertainment	$34	$36			$70
Unallocated amounts	$(9)	$(9)			$(18)

Common Stock Statistics:
GAAP Shares Outstanding	228,219,000	229,666,000			229,666,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,080,000	232,286,000			227,990,000
Shares Repurchased	-	-			-

Installed Base Statistics:
Maintenance Installed Base *	1,719,000	2,299,000			2,299,000

* The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan.  These users were not previously captured in our maintenance installed base.

Note:  Totals may not agree with the sum of the components due to rounding.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2010	QTR1	QTR2	QTR3	QTR4	YTD 2010

(2) GAAP Gross Margin	88%	88%			88%
Stock-based compensation expense	0%	0%			0%
Amortization of developed technology	2%	2%			2%
Non-GAAP Gross Margin	90%	90%			90%

(3) GAAP Operating Expenses	$393	$362			$755
Stock-based compensation expense	(22)	(21)			(43)
Amortization of customer relationships and trademarks	(6)	(7)			(13)
Restructuring charges	(17)	(26)			(43)
Impairment of goodwill	(21)	-			(21)
Non-GAAP Operating Expenses	$327	$308			$635

(4) GAAP Operating Margin	-5%	1%			-2%
Stock-based compensation expense	5%	5%			5%
Amortization of developed technology	2%	2%			2%
Amortization of customer relationships and trademarks	2%	2%			2%
Restructuring charges	4%	6%			5%
Impairment of goodwill	5%	0%			2%
Non-GAAP Operating Margin	13%	16%			14%

(5) GAAP Net Income (Loss)	$(32)	$10			$(22)
Stock-based compensation expense	23	21			44
Amortization of developed technology	8	8			16
Amortization of customer relationships and trademarks	6	7			13
Establishment of valuation allowance on deferred tax assets	21	-			21
Impairment of goodwill	21	-			21
Restructuring charges	17	26			43
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22)	(16)			(38)
Non-GAAP Net Income	$42	$56			$98

(6) GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05			$(0.09)
Stock-based compensation expense	0.10	0.09			0.19
Amortization of developed technology	0.04	0.03			0.07
Amortization of customer relationships and trademarks	0.03	0.03			0.06
Establishment of valuation allowance on deferred tax assets	0.09	-			0.09
Impairment of goodwill	0.09	-			0.09
Restructuring charges	0.07	0.11			0.18
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.10)	(0.07)			(0.17)
Non-GAAP Diluted Net Income Per Share	$0.18	$0.24			$0.42

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009
Financial Statistics ($ in millions, except per share data):
Total net revenue	$599	$620	$607	$490	$2,315
License and other revenue	$432	$440	$421	$310	$1,603
Maintenance revenue	$167	$180	$186	$180	$712

GAAP Gross Margin	90%	90%	91%	90%	91%
Non-GAAP Gross Margin (1)(2)	91%	91%	93%	92%	92%

GAAP Operating Expenses	$421	$441	$415	$575	$1,852
GAAP Operating Margin	20%	19%	23%	-27%	11%
GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80

Non-GAAP Operating Expenses (1)(3)	$394	$396	$385	$372	$1,546
Non-GAAP Operating Margin (1)(4)	25%	28%	29%	16%	25%
Non-GAAP Net Income (1)(5)	$117	$130	$130	$70	$448
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.50	$0.56	$0.56	$0.31	$1.95

Total Cash and Marketable Securities	$950	$970	$941	$989	$989
Days Sales Outstanding	51	48	44	59	59
Capital Expenditures	$14	$26	$19	$19	$78
Cash from Operations	$185	$215	$107	$86	$594
GAAP Depreciation and Amortization	$17	$22	$25	$27	$92

Deferred Maintenance Revenue Balance	$474	$488	$433	$475	$475

Revenue by Geography (in millions):
Americas	$191	$203	$216	$172	$782
Europe	$259	$267	$258	$219	$1,003
Asia/Pacific	$149	$150	$133	$99	$530

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$253	$237	$239	$172	$901
Architecture, Engineering and Construction	$155	$176	$164	$146	$641
Manufacturing	$119	$131	$124	$115	$489
Media and Entertainment	$67	$69	$73	$53	$262
Other	$5	$6	$7	$4	$22

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	41%	35%	35%	32%	36%
% of Total Rev from 3D design products	24%	26%	27%	29%	27%
% of Total Rev from Emerging Economies	17%	18%	19%	16%	18%
Upgrade Revenue (in millions)	$61	$58	$41	$34	$194

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$41	$42	$18	$(19)	$82
FX Impact on Total Operating Expenses	$(14)	$(11)	$(3)	$17	$(11)
FX Impact on Total Net Income (Loss)	$27	$31	$15	$(2)	$71

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$240	$226	$231	$164	$861
Architecture, Engineering and Construction	$143	$162	$152	$135	$592
Manufacturing	$110	$122	$117	$108	$457
Media and Entertainment	$49	$52	$57	$40	$198
Unallocated amounts	$(1)	$(2)	$(3)	$(6)	$(12)

Common Stock Statistics:
GAAP Shares Outstanding	223,616,000	224,528,000	226,248,000	226,354,000	226,354,000
GAAP Fully Diluted Weighted Average Shares Outstanding	232,607,000	231,078,000	230,364,000	226,299,000	230,068,000
Shares Repurchased	8,001,000	-	-	-	8,001,000

Installed Base Statistics:
Maintenance Installed Base	1,587,000	1,644,000	1,696,000	1,704,000	1,704,000

Note:  Totals may not agree with the sum of the components due to rounding.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, employee tax reimbursements related to our stock option review, in-process research and development expenses, restructuring charges, amortization of purchased intangibles, asset impairment and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009

(2) GAAP Gross Margin	90%	90%	91%	90%	91%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	1%	1%	2%	2%	1%
Non-GAAP Gross Margin	91%	91%	93%	92%	92%

(3) GAAP Operating Expenses	$421	$441	$415	$575	$1,852
Stock-based compensation expense	(24)	(22)	(21)	(18)	(87)
Amortization of customer relationships and trademarks	(3)	(6)	(7)	(7)	(24)
In-process research and development	-	(17)	(1)	(9)	(27)
Restructuring charges	-	-	-	(40)	(40)
Impairment of goodwill and intangibles	-	-	-	(129)	(129)
Non-GAAP Operating Expenses	$394	$396	$385	$372	$1,546

(4) GAAP Operating Margin	20%	19%	23%	-27%	11%
Stock-based compensation expense	4%	4%	4%	4%	4%
Amortization of developed technology	1%	1%	1%	2%	1%
Amortization of customer relationships and trademarks	0%	1%	1%	1%	1%
In-process research and development	0%	3%	0%	2%	1%
Restructuring charges	0%	0%	0%	8%	2%
Impairment of goodwill and intangibles	0%	0%	0%	26%	6%
Non-GAAP Operating Margin	25%	28%	29%	16%	25%

(5) GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
Stock-based compensation expense	25	23	23	19	90
Amortization of developed technology	4	5	6	8	23
Amortization of customer relationships and trademarks	3	6	7	7	24
In-process research and development	-	17	1	9	27
Impairment of goodwill and intangibles	-	-	-	129	129
Restructuring charges	-	-	-	40	40
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(9)	(11)	(12)	(36)	(68)
Non-GAAP Net Income	$117	$130	$130	$70	$448

(6) GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80
Stock-based compensation expense	0.11	0.10	0.10	0.08	0.39
Amortization of developed technology	0.01	0.02	0.03	0.04	0.10
Amortization of customer relationships and trademarks	0.01	0.03	0.03	0.03	0.10
In-process research and development	-	0.07	-	0.04	0.12
Impairment of goodwill and intangibles	-	-	-	0.56	0.56
Restructuring charges	-	-	-	0.18	0.18
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.04)	(0.05)	(0.05)	(0.15)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.50	$0.56	$0.56	$0.31	$1.95